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         CONSENT OF FORMER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have reviewed the restatement of the Fresh Start Accounting as set out in
Note 3 of the consolidated financial statements of Kodiak Energy for the year end. December 31.2005. We agree with the restatement as presented in the financial statements.



/S/ Madsen & Associates. CPA's Inc.


Salt Lake City, Utah

April 12, 2006


























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